CHANGE IN ACCOUNTANTS

Securities and Exchange Commission
450 Fifth St. N.W.
Washington, D.C. 20549
I audited the financial statements of Dr. Abravanel's Formulas, Inc. as of February 29, 2000. I have reviewed the Company's comments concerning their decision to change to a different firm for preparation of the March 31, 2000 and May 31, 2000 financial statements. I agree with the statements made by the Company.



/s/ Randy Simpson
Randy Simpson CPA, P.C.
Sandy, Utah


July 20, 2000

                           SIGNATURES

Pursuant  to  the  requirements of Section 12 of  the  Securities
Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.



                           Infotopia, Inc.



                           By: /s/ C. Anthony Ferracone
                              C. Anthony Ferracone, CFO and
                              Director



                           Date: July 24, 2000